As filed with the Securities and Exchange Commission on September 20, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Bio-logic Systems Corp.

(Exact name of registrant as specified in its charter)

Delaware	36-3025678
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

One Bio-logic Plaza, Mundelein, Illinois 60060

(Address of Principal Executive Offices including Zip Code)

Bio-logic Systems Corp. 2004 Stock Incentive Plan

(Full title of plans)

Michael J. Hanley

One Bio-logic Plaza, Mundelein, Illinois 60060, (847) 949-5200

(Name, address and telephone number of agent for service)

Copy to:

Mark D. Wood, Esq.

Katten Muchin Zavis Rosenman

525 West Monroe Street, Suite 1600

Chicago, Illinois 60661-3693

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value	800,000 shares	$5.92	$4,736,000	$600.05

(1)	This registration statement also covers an indeterminate number of additional shares of Common Stock that may be issued by reason of stock splits, stock dividends or similar transactions pursuant to Rule 416(a) of the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, based upon (1) the weighted average exercise price per share of outstanding options to purchase 95,000 of Common Stock under the Bio-logic Systems Corp. 2004 Stock Incentive Plan; and (2) the average of the high and low prices of the Common Stock on September 13, 2004, as reported on the NASDAQ National Market, with respect to 705,000 shares of Common Stock available for future awards under the Bio-logic Systems Corp. 2004 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of this registration statement on Form S-8 (the “Registration Statement”) will be included in documents that will be sent or given to participants in the Bio-Logic Systems Corp. 2004 Stock Incentive Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). That information is not being filed with the Securities and Exchange Commission (the “SEC”) in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Bio-logic Systems Corp. (the “Company”) with the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into the Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2004;

2.	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2004; and

3.	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on June 6, 1984 pursuant to Section 12 of the Exchange Act, and all amendments thereto and reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Article Seventh of the Company’s Certificate of Incorporation dated as of July 20, 1981 and amended by that certain Certificate of Amendment of Certificate of Incorporation of Bio-logic Systems Corp. dated as of October 28, 1986 (the “Certificate of Incorporation”) provides that the Company shall indemnify its directors and officers, among others, to the full extent permitted by the Delaware General Corporation Law. Article V of the Company’s By-laws also provides for indemnification of the Company’s directors and officers, among others.

Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

In addition, Article Twelfth of the Company’s Certificate of Incorporation provides that a director of the Company shall not be personally liable to third parties for monetary damages for breach of his or her fiduciary duty as a director except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derives an improper personal benefit.

The Company carries a directors’ and officers’ liability insurance policy (the “Policy”) under which all of the directors and officers of the Company are insured against loss imposed upon them with respect to an actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty in the discharge of their duties. The Policy also entitles the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

4.1	Certificate of Incorporation (incorporated by reference to the Company’s Registration Statement on Form S-18 filed with the SEC on August 7, 1981; File No. 2-73587-C)

4.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year Ended February 28, 1997)

4.3	Bylaws (incorporated by reference to the Company’s Registration Statement on Form S-18 filed with the SEC on August 7, 1981; File No. 2-73587-C)

4.4	Agreement among Gabriel Raviv, Gil Raviv, Charles Z. Weingarten and the Company (incorporated by reference to the Company’s Registration Statement on Form S-1; File No. 33-5471)

4.5	Bio-logic Systems Corp. 2004 Stock Incentive Plan

4.6	Form of Non-Qualified Stock Option Agreement under the Bio-logic Systems Corp. 2004 Stock Incentive Plan

4.7	Form of Incentive Stock Option Agreement under the Bio-logic Systems Corp. 2004 Stock Incentive Plan

5	Opinion of Katten Muchin Zavis Rosenman as to the legality of the shares of Common Stock being offered under the Bio-logic Systems Corp. 2004 Stock Incentive Plan

23.1	Consent of Grant Thornton LLP, independent public accountants

24	Power of Attorney (included on the signature page of this registration statement)

Item 9.	Undertakings

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mundelein, State of Illinois, on September 17, 2004.

BIO-LOGIC SYSTEMS CORP.

By:	/s/ Gabriel Raviv
Gabriel Raviv, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Gabriel Raviv, Roderick G. Johnson and Michael J. Hanley, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 17, 2004.

Signature	Title

/s/ Gabriel Raviv Gabriel Raviv, Ph.D.	Chairman, Chief Executive Officer and Director (principal executive officer)

/s/ Roderick G. Johnson Roderick G. Johnson	President, Chief Operating Officer and Director

/s/ Michael J. Hanley Michael J. Hanley	Corporate Controller (principal financial and accounting officer)

/s/ Albert Milstein Albert Milstein	Director

/s/ Craig W. Moore Craig W. Moore	Director

/s/ Lawrence D. Damron Lawrence D. Damron	Director

INDEX TO EXHIBITS

Exhibits	Description

4.5	Bio-Logic Systems Corp. 2004 Stock Incentive Plan

4.6	Form of Non-Qualified Stock Option Agreement under the Bio-logic Systems Corp. 2004 Stock Incentive Plan

4.7	Form of Incentive Stock Option Agreement under the Bio-logic Systems Corp. 2004 Stock Incentive Plan

5	Opinion of Katten Muchin Zavis Rosenman as to the legality of the shares of Common Stock being offered under the Bio-logic Systems Corp. 2004 Stock Incentive Plan

23.1	Consent of Grant Thornton LLP, independent public accountants

24	Power of Attorney (included on the signature page of this registration statement)